Exhibit 99.1
Inspire Medical Systems, Inc. Announces Fourth Quarter and Full Year 2018 Financial Results

MINNEAPOLIS, Minnesota - February 26, 2019 - Inspire Medical Systems, Inc. (NYSE: INSP) ("Inspire"), a medical technology company focused on the development and commercialization of innovative and minimally invasive solutions for patients with obstructive sleep apnea, reported financial results for the quarter and full year ended December 31, 2018.

Recent Business Highlights

•	Achieved revenue of $16.6 million in the fourth quarter of 2018, a 66% increase over the same quarter last year and revenue of $50.6 million in full year 2018, a 77% increase over full year 2017.

•	Provided full year 2019 revenue guidance in the range of $67 million to $70 million, representing growth of approximately 32% to 38% over full year 2018 revenue of $50.6 million.

•
Activated 22 new U.S. medical centers in the fourth quarter of 2018, bringing the total to 206 U.S. medical centers implanting Inspire therapy and added six Territory Managers, bringing the total to 46 U.S. Territory Managers.

•	Received a favorable assessment from Blue Cross Blue Shield Association's (“BCBSA”) Evidence Street, which performs healthcare technology assessments for the BCBSA's 36 companies.

•
Published data from the first 508 Inspire therapy patients included in the 2,500-patient ADHERE registry. The data demonstrated that Inspire therapy is an effective treatment option with high patient satisfaction and low adverse events. These results represented the largest international data set for Inspire therapy generated to date.

•	Received FDA approval of new sensing lead in the U.S.

•	Completed an underwritten public offering in December 2018, raising $69.8 million of net proceeds, after underwriting fees and offering expenses.

“We concluded a highly successful 2018 with a strong performance in the fourth quarter that was highlighted by a significant increase in the number of patients treated with Inspire therapy in both the U.S. and Europe,” said Tim Herbert, President and Chief Executive Officer of Inspire Medical Systems. “Our focus remains on generating consistent and positive patient outcomes, and our growth continues to be driven by three key factors: enhancing patient flow at established implanting centers while also increasing the number of implanting centers, growing the number of Territory Managers, and obtaining additional positive coverage policies.”

Inspire also reported significant progress in reimbursement, both in terms of positive coverage policy decisions, as well as a significant increase in the number of prior authorization approvals. The positive national coverage decision for Inspire therapy received in the third quarter of 2018 from Aetna, a leading U.S. health plan that provides coverage for approximately 22 million lives, was an important contributor to the increase in prior authorization approvals Inspire experienced in the fourth quarter. Most recently, a positive assessment was received from the BCBSA’s Evidence Street, which has already led to positive coverage policies of Inspire therapy from eight health plans covering approximately 16.6 million lives, and additional BCBSA-related positive coverage policies are expected throughout 2019.

Adding to the growing list of positive coverage policies beyond the BCBSA network, Inspire also announced today that EmblemHealth has issued a positive coverage policy of Inspire therapy, which takes effect in April 2019. EmblemHealth, New York’s largest not-for-profit health plan, covers approximately three million members across New York, New Jersey and Connecticut.
“Our business is also supported by a strong balance sheet that was further strengthened in the fourth quarter by our successfully completed underwritten public offering in December 2018, which raised $69.8 million of net proceeds for our company. This financing will enable us to hire additional sales and marketing personnel, and expand marketing programs in the U.S., Europe and Japan, in order to target additional physicians and patients. In addition, we will continue to invest in product development and research to further enhance our technology platform. We view this financing and the participation of many top-tier healthcare focused investors as validation of the significant potential of our business,” concluded Mr. Herbert.

Fourth Quarter 2018 Financial Results
Revenue was $16.6 million in the three months ended December 31, 2018, a 66% increase from $10.0 million in the corresponding period in the prior year. U.S. revenue for the quarter was $14.8 million, an increase of 77% over the prior year quarter. Fourth quarter European revenue was $1.8 million, an increase of 11% over the fourth quarter of 2017.

Revenue growth was primarily due to increased market penetration in existing territories, the expansion of our U.S. sales representatives into new territories, increased physician and patient awareness of our Inspire system, and a greater number of prior authorization approvals. Revenue growth in Europe was primarily due to activating several new sites in Germany in 2018, as well as the establishment of reimbursement in the Netherlands.

Gross margin was 80.7% for the three months ended December 31, 2018, compared to 81.1% for the three months ended December 31, 2017.

Operating expense was $18.3 million for the fourth quarter of 2018, as compared to $11.9 million in the corresponding prior year period, an increase of 53%. This increase was primarily due to increased employee-related expenses resulting from expansion of our U.S. and European sales organization, as well as increased direct-to-patient marketing programs, continued product development efforts, and general corporate costs, which increased primarily as a result of becoming a public company.

Net loss was $4.8 million in the fourth quarter of 2018, as compared to $4.3 million in the corresponding prior year period. The diluted net loss per share for the fourth quarter of 2018 was $0.22 per share.

Full Year 2018 Financial Results
Revenue was $50.6 million in full year 2018, a 77% increase from $28.6 million in the prior year. U.S. revenue for full year 2018 was $44.4 million, an increase of 83% over the prior year. Full year 2018 European revenue was $6.2 million, an increase of 45% over full year 2017.

Gross margin was 80.1% for full year 2018, compared to 78.9% for full year 2017.

Operating expense was $60.9 million for full year 2018, as compared to $38.6 million in full year 2017, an increase of 58%.

Net loss was $21.8 million for full year 2018, as compared to $17.5 million for full year 2017. The diluted net loss per share for full year 2018 was $1.50 per share.

As of December 31, 2018, cash and cash equivalents and short-term investments were $188.2 million, compared to $16.1 million at December 31, 2017. This cash position reflects the completion of Inspire’s initial public offering in May 2018 and underwritten public offering in December 2018, which raised a total of $181.8 million of net proceeds, after underwriting fees and offering expenses.

Full Year 2019 Guidance
Inspire expects full year 2019 revenue to be in the range of $67 million to $70 million, representing growth of approximately 32% to 38% over full year 2018 revenue of $50.6 million. Gross margin for the full year 2019 is expected to be in the range of 79% to 81%. In addition, the Company expects to add 12 to 14 new U.S. implanting centers and four to five new Territory Managers per quarter in 2019, up from the prior guidance of 10 to 12 new U.S. implanting centers and three to four new Territory Managers per quarter in 2018.

Webcast and Conference Call
Inspire’s management will host a conference call after market close today, Tuesday, February 26, 2019, at 5:00 p.m. Eastern Time to discuss these results and answer questions.

Tuesday, February 26th @ 5:00 p.m. Eastern Time:
Domestic:            888-220-8451
International:            323-794-2590
Conference ID:            2519300
Webcast:            http://public.viavid.com/index.php?id=133013

To listen to a live webcast, please visit the Investors section of the Inspire website at www.inspiresleep.com. The webcast replay will be available on the Inspire website for two weeks following the completion of the call.

About Inspire Medical Systems
Inspire is a medical technology company focused on the development and commercialization of innovative and minimally invasive solutions for patients with obstructive sleep apnea. Inspire’s proprietary Inspire therapy is the first and only FDA-approved neurostimulation technology that provides a safe and effective treatment for moderate to severe obstructive sleep apnea.

For additional information about Inspire, please visit www.inspiresleep.com

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts are forward-looking statements, including our full year 2019 financial outlook. In some cases, you can identify forward-looking statements by terms such as ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘expect,’’ ‘‘plan,’’ ‘‘anticipate,’’ ‘‘could,’’ “future,” “outlook,” “guidance,” ‘‘intend,’’ ‘‘target,’’ ‘‘project,’’ ‘‘contemplate,’’ ‘‘believe,’’ ‘‘estimate,’’ ‘‘predict,’’ ‘‘potential,’’ ‘‘continue,’’ or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements in this release include Inspire’s guidance for full year 2019.

These forward-looking statements are based on management’s current expectations and involve known and unknown risks and uncertainties that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, estimates regarding the annual total addressable market for our Inspire therapy in the U.S. and our market opportunity outside the U.S., future results of operations, financial position, research and development costs, capital requirements and our needs for additional financing; commercial success and market acceptance of our Inspire therapy; our ability to achieve and maintain adequate levels of coverage or reimbursement for our Inspire system or any future products we may seek to commercialize; competitive companies and technologies in our industry; our ability to expand our indications and develop and commercialize additional products and enhancements to our Inspire system; our business model and strategic plans for our products, technologies and business, including our implementation thereof; our ability to accurately forecast customer demand for our Inspire system and manage our inventory; our ability to expand, manage and maintain our direct sales and marketing organization, and to market and sell our Inspire system in markets outside of the U.S.; our ability to increase the number of active medical centers implanting Inspire therapy; our ability to hire and retain our senior management and other highly qualified personnel; our ability to commercialize or obtain regulatory approvals for our Inspire therapy and system, or the effect of delays in commercializing or obtaining regulatory approvals; FDA or other U.S. or foreign regulatory actions affecting us or the healthcare industry generally, including healthcare reform measures in the U.S. and international markets; and our ability to establish and maintain intellectual property protection for our Inspire therapy and system or avoid claims of infringement. Other important factors that could cause actual results, performance or achievements to differ materially from those contemplated in this press release can be found under the captions “Risk Factors” and "Management's Discussion and Analysis of Financial Condition and Results of Operations“ in our Quarterly Report on Form 10-Q for the quarter ended

September 30, 2018 filed with the SEC and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 to be filed with the SEC, as such factors may be updated from time to time in our other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, unless required by applicable law, we disclaim any obligation to do so, even if subsequent events cause our views to change. Thus, one should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Investor & Media Contact:
Bob Yedid
LifeSci Advisors
646-597-6989
Bob@LifeSciAdvisors.com

INSPIRE MEDICAL SYSTEMS, INC.
STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (Unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017
Revenue	$16,559	$9,957	$50,593	$28,567
Cost of goods sold	3,193	1,881	10,056	6,018
Gross profit	13,366	8,076	40,537	22,549
Operating expenses:
Research and development	2,152	1,683	7,388	6,194
Selling, general and administrative	16,111	10,239	53,527	32,358
Total operating expenses	18,263	11,922	60,915	38,552
Operating loss	(4,897)	(3,846)	(20,378)	(16,003)
Other expense (income):
Interest income	(821)	(84)	(1,870)	(203)
Interest expense	689	530	3,304	1,753
Other expense (income), net	13	(40)	16	(42)
Total other expense	(119)	406	1,450	1,508
Loss before income taxes	(4,778)	(4,252)	(21,828)	(17,511)
Income taxes	—	—	—	—
Net loss	(4,778)	(4,252)	(21,828)	(17,511)
Other comprehensive loss:
Unrealized losses on short-term investments	(26)	—	(52)	—
Total comprehensive loss	$(4,804)	$(4,252)	$(21,880)	$(17,511)
Net loss per share, basic and diluted	$(0.22)	$(3.46)	$(1.50)	$(14.88)
Weighted average common shares used to compute net loss per share, basic and diluted	21,826,590	1,230,365	14,579,662	1,176,650

INSPIRE MEDICAL SYSTEMS, INC.
BALANCE SHEETS (Unaudited)
(in thousands, except share amounts)

	December 31, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$97,288	$8,955
Short-term investments	90,922	7,188
Accounts receivable, net of allowances of $47	6,667	3,858
Inventories	2,667	3,670
Prepaid expenses and other assets	1,734	426
Total current assets	199,278	24,097
Property and equipment, net	802	994
Total assets	$200,080	$25,091
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$3,429	$2,998
Accrued expenses	7,726	4,149
Total current liabilities	11,155	7,147
Notes payable	24,926	16,460
Preferred stock warrants	—	157
Total long-term liabilities	24,926	16,617
Total liabilities	36,081	23,764
Stockholders' equity
Preferred Stock, $0.001 par value, 10,000,000 shares and 76,894,620 shares authorized at December 31, 2018 and 2017, respectively; none and 76,235,050 shares issued and outstanding at December 31, 2018 and 2017, respectively	—	119,106
Common Stock, $0.001 par value, 200,000,000 shares and 110,000,000 shares authorized at December 31, 2018 and 2017, respectively; 23,401,675 and 1,272,360 shares issued and outstanding at December 31, 2018 and December 31, 2017, respectively	23	1
Additional paid-in capital	310,941	7,305
Accumulated other comprehensive loss	(52)	—
Accumulated deficit	(146,913)	(125,085)
Total stockholders' equity	163,999	1,327
Total liabilities and stockholders' equity	$200,080	$25,091